                                                                    EXHIBIT 12.3

                    INCOME OPPORTUNITY REALTY INVESTORS, INC.

          CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
                FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS
                      (AMOUNTS IN THOUSANDS EXCEPT RATIOS)


                                              SIX MONTHS ENDED
                                                JUNE 30, 2002     YEAR ENDED DECEMBER 31,
                                              ----------------  ----------------------------
                                                                   2001             2000
Income (Loss)
Before Income Taxes ..........................          4,184         (3,462)         16,794
Fixed Charges ................................          2,339          6,074           5,079
                                                 ------------   ------------
Income From Continuing Operations
Before Income Taxes and Fixed Charges ........          6,523          2,612          21,873
                                                 ------------   ------------

Fixed Charges:
Interest Expense .............................          2,339          6,074           5,079
                                                 ------------   ------------
Preferred Dividends ..........................            -0-             --              --
                                                 ------------   ------------    ------------
                                                        2,339          6,074           5,079
Ratio of Earnings to Fixed Charges ...........           2.79             --            4.31
                                                 ------------   ------------


Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs).